Exhibit 12

Dollar General Corporation

Ratio of Earnings to Fixed Charges

	Historical				Pro	Historical
	Predecessor			Successor	Forma(1)	Successor
	Fiscal Year Ended				Fiscal Year Ended
			February 3,	March 6,
			2007	2007
			through	through
	February 3, 2006(2)	February 2, 2007	July 6, 2007	February 1, 2008	February 1, 2008	January 30, 2009	January 29, 2010

Earnings(3):
Income (loss) before income taxes	$544.6	$220.4	$4.0	$(6.6)	$(3.4)	$194.4	$552.1
Fixed Charges, exclusive of capitalized interest	123.1	140.7	58.8	320.7	380.3	513.7	505.7
	$667.7	$361.1	$62.8	$314.1	$376.9	$708.1	$1,057.8
Fixed Charges(3):
Interest charged to expense	$26.2	$34.9	$10.3	$252.9	$264.0	$391.9	$345.7
Interest factor on rental expense(4)	96.9	105.8	48.5	67.8	116.3	121.8	160.0
	123.1	140.7	58.8	320.7	380.3	513.7	505.7
Interest capitalized	3.3	2.9	—	—	—	—	—
	$126.4	$143.6	$58.8	$320.7	$380.3	$513.7	$505.7
Ratio of earnings to fixed charges	5.3x	2.5x	1.1x			1.4x	2.1x
Excess of fixed charges over earnings(5)				$(6.6)	$(3.4)

(1)           To give effect to the increase in interest expense resulting from the portion of the notes proceeds used to retire the $198.3 million of our 85/8% unsecured notes due June 10, 2010 as if such transactions had occurred at the beginning of the period presented.

(2)           The fiscal year ended February 3, 2006 was comprised of 53 weeks.

(3)           For purposes of computing the ratio of earnings to fixed charges, (a) earnings consist of income (loss) before income taxes, plus fixed charges less capitalized expenses related to indebtedness (amortization expense for capitalized interest is not significant) and (b) fixed charges consist of interest expense (whether expensed or capitalized), the amortization of debt issuance costs and discounts related to indebtedness, and the interest portion of rent expense.

(4)           The portion of rent expense representative of interest is based on the present value of the future lease payments discounted at 10%.

(5)           For the period from March 6, 2007 through February 1, 2008, fixed charges exceeded earnings by $6.6 million. For the fiscal year ended February 1, 2008, pro forma fixed charges exceeded earnings by $3.4 million.